Exhibit 99.1

LRAD® Corporation Reports Fiscal First Quarter 2014 Financial Results

Broad-Based Sales Drive Revenue Growth of 28%

SAN DIEGO, CA – February 4, 2014 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of long range acoustic hailing devices (AHDs), today reported financial results for the fiscal first quarter ended December 31, 2013.

Fiscal First Quarter 2014 Financial Highlights

●	Revenue: Fiscal first quarter 2014 revenue grew by $843,000 or 28% to $3.8 million, compared to $3.0 million of revenue generated in the fiscal first quarter of 2013.

o

Revenue grew 28% despite the delay of a $1.3 million order from a national police force in Southeast Asia, due to a component supply issue. The delayed order is now scheduled to ship during the fiscal second quarter.

●	Net Income: Net Income of $132,000, or $0.00 per share, increased by $232,000 from a loss of $100,000, or $0.00 per share, reported during the fiscal first quarter of 2013.

o	Operating expenses increased by $224,000 or 14%, primarily due to an increase in the business development team to allow for expanded selling efforts, particularly in the mass notification market.

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Balance Sheet: Cash totaled $18.1 million at December 31, 2013, an increase of $2.3 million from the $15.8 million reported at September 30, 2013. Working Capital increased to $24.0 million from $23.7 million over the same period.

“We were extremely pleased to start fiscal 2014 with 28% revenue growth,” commented Tom Brown, President and CEO of LRAD Corporation. “Orders from domestic and international oil platforms and vessels combined with international public safety orders to drive strong sales during the quarter. We continue to see strong growth for our products in international markets which has offset the continued domestic defense budget reductions. As a result, we are focusing additional resources in these markets.”

Select Operating and Business Highlights

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Launched the LRAD 360Xm, a highly intelligible, compact, omni-directional product designed for shorter distances and defined spaces, meeting customer demand for a smaller version of the 360X in the mass notification and emergency warning system markets.

●	Continued to see successes in International markets with 66% of revenues coming from outside the U.S. during the fiscal first quarter of 2014.

●	Received a $4.0 million order for our LRAD-2000X in January 2014 for perimeter/border security; our first significant order for this new product.

“Our products continue to gain acceptance throughout the world across a growing number of markets, particularly public safety, oil and gas, bird mitigation, perimeter/border security and mass notification. We are pursuing a number of opportunities in the mass notification market, which will take some time to develop, but we are well positioned with the right product offering. We are anticipating strong growth in this product line over the next 12-18 months. Fiscal 2014 is off to a good start. Demand for our product is increasing and we anticipate continued growth this year in spite of global economic weakness and reduced domestic defense spending,” concluded Mr. Brown.

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal first quarter 2014 financial results this afternoon at 4:30 p.m. ET. The conference call can be accessed by dialing toll-free at 888-567-1602, or toll/international at 862-255-5346. A webcast will also be available at the following link: http://www.visualwebcaster.com/event.asp?id=97826. A replay of the call will be available two hours after the airing of the call, and available for 90 days at the aforementioned webcast link. Questions to management may be submitted during the call by emailing them to: investor@lradx.com.

About LRAD Corporation

LRAD Corporation is using long range communication to peacefully resolve uncertain situations and save lives on both sides of its proprietary Long Range Acoustic Device®. LRAD® systems are in service in more than 65 countries around the world in diverse applications including fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement and emergency responder communications, emergency warning and mass notification, asset protection and wildlife preservation and control. For more information about the Company and its LRAD systems, please visit www.lradx.com.

Forward-looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company’s Form 10-K for the fiscal year ended September 30, 2013. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lradx.com

LRAD Corporation and Subsidiary

Consolidated Balance Sheets

(000's omitted)

	December 31,
	2013	September 30,
	(Unaudited)	2013

ASSETS
Current assets:
Cash and cash equivalents	$18,086	$15,805
Accounts receivable, net	1,901	4,958
Inventories, net	5,345	4,588
Prepaid expenses and other	513	1,004
Total current assets	25,845	26,355
Property and equipment, net	328	237
Intangible assets, net	50	52
Prepaid expenses and other - noncurrent	868	915
Total assets	$27,091	$27,559

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$569	$1,597
Accrued liabilities	1,239	1,055
Total current liabilities	1,808	2,652
Other liabilities - noncurrent	147	146
Total liabilities	1,955	2,798
Total stockholders' equity	25,136	24,761
Total liabilities and stockholders' equity	$27,091	$27,559

LRAD Corporation and Subsidiary

Consolidated Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	Three months ended December 31,
	2013	2012

Revenues	$3,823	$2,980
Cost of revenues	1,878	1,494
Gross profit	1,945	1,486

Operating expenses:
Selling, general and administrative	1,424	1,172
Research and development	394	422
Total operating expenses	1,818	1,594

Income from operations	127	(108)
Other income	5	8
Income from operations before income taxes	132	(100)
Income tax expense (benefit)	-	-
Net income	$132	$(100)

Net income per common share:
Basic	$0.00	$0.00
Diluted	$0.00	$0.00
Weighted average common shares outstanding:
Basic	33,028,646	32,399,199
Diluted	33,473,582	32,399,199